Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2010 Third Quarter Financial Results

•      Net interest margin increased on both a quarterly and year-to-date basis

•      Core deposits increase by $32 million, or 3.5%, during the quarter

•      Classified assets decline during the quarter

•      Already strong total risk-based capital ratio improves during the quarter to 15.28%

DENVER, October 27, 2010 — Guaranty Bancorp (Nasdaq: GBNK) today reported third quarter 2010 net loss of $4.0 million, or $0.11 loss per basic and diluted common share including the effect of preferred stock dividends, compared to a third quarter 2009 net loss of $16.9 million, or $0.33 loss per basic and diluted common share.  The favorable decline in net loss in the third quarter 2010 as compared to the same period in 2009 is due mostly to a $17.5 million reduction in the provision for loan losses and a $1.3 million increase in net interest income, partially offset by a $6.2 million increase in write-downs related to other real estate owned.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “We made progress on several fronts during the quarter.  Net interest margin improved by 39 basis points over the same quarter in 2009 and by 6 basis points compared to the second quarter 2010.   This improvement is due to increases in loan yields and decreases in the cost of funds.  Even though our total nonperforming assets increased during the third quarter, overall classified assets and watch list loans declined during the third quarter and have declined by approximately 25% and 48%, respectively, during the past twelve months. Furthermore, there is an additional $26.4 million of other real estate owned properties scheduled for sale which are currently under either a signed purchase agreement or letter of intent. We believe that these pending transactions will close in the fourth quarter 2010.”

Mr. Quinn continued, “Our total capital ratio improved during the quarter and is at the highest level in our Company’s history.  With respect to expenses, nearly all categories of our core expenses are down or flat on a year-to-date basis compared to 2009.  The exceptions are valuation adjustments related to other real estate owned and our insurance assessments.  However, in the third quarter we realized a reduction in our FDIC insurance costs and expect that our FDIC insurance costs will continue to decline in the fourth quarter 2010 and into 2011.”

The Company’s net loss for the first nine months of 2010 was $10.2 million, or $0.28 loss per basic and diluted common share including the effect of preferred stock dividends, as compared to a net loss of $27.3 million, or $0.53 loss per basic and diluted common share for the same period in 2009.  The primary causes for the decrease in the net loss year-to-date in 2010 as compared to 2009 is a $26.2 million decrease in the provision for loan losses and a $2.5 million increase in net interest income, partially offset by higher write-offs and expenses related to other real estate owned.

Key Financial Measures

Income Statement

	Quarter Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Dollars in thousands, except per share amounts)
Net loss (before preferred stock dividends)	$(4,007)	$(4,354)	$(16,901)	$(10,206)	$(27,322)
Preferred stock dividends	1,421	1,390	—	4,171	—
Loss per common share after giving effect to preferred stock dividend-basic & diluted	$(0.11)	$(0.11)	$(0.33)	$(0.28)	$(0.53)
Return on average assets	(0.81)%	(0.87)%	(3.32)%	(0.68)%	(1.80)%
Net interest margin	3.53%	3.47%	3.14%	3.50%	3.26%

Balance Sheet

	September 30, 2010	December 31, 2009	% Change	September 30, 2009	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$109,770	$234,483	(53.2)%	$148,194	(25.9)%
Total investments	401,131	248,236	61.6%	209,297	91.7%
Total loans, net of unearned discount	1,289,492	1,519,608	(15.1)%	1,587,265	(18.8)%
Loans held for sale	—	9,862	(100.0)%	5,500	(100.0)%
Allowance for loan losses	(41,898)	(51,991)	(19.4)%	(49,038)	(14.6)%
Total assets	1,933,146	2,127,580	(9.1)%	2,057,378	(6.0)%
Average assets, quarter-to-date	1,962,828	2,117,257	(7.3)%	2,022,679	(3.0)%
Total deposits	1,512,479	1,693,290	(10.7)%	1,632,436	(7.3)%
Book value per common share	2.25	2.50	(10.0)%	2.60	(13.5)%
Tangible book value per common share	1.97	2.13	(7.5)%	2.21	(10.9)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	1.90	2.00	(5.0)%	2.05	(7.3)%
Book value of preferred stock	63,372	59,227	7.0%	57,883	9.5%
Liquidation value of preferred stock	64,579	60,434	6.9%	59,053	9.4%
Equity ratio — GAAP	9.60%	9.05%	6.1%	9.51%	0.9%
Tangible equity ratio	8.88%	8.23%	7.9%	8.59%	3.4%
Total risk-based capital ratio	15.28%	13.80%	10.7%	13.42%	13.9%

Net Interest Income and Margin

	Quarter Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(Dollars in thousands)

Net interest income	$16,196	$16,133	$14,911	$48,961	$46,489
Interest rate spread	3.16%	3.09%	2.65%	3.12%	2.68%
Net interest margin	3.53%	3.47%	3.14%	3.50%	3.26%
Net interest margin, fully tax equivalent	3.61%	3.55%	3.23%	3.58%	3.34%

Third quarter 2010 net interest income of $16.2 million increased by $0.1 million from the second quarter 2010, and increased by $1.3 million from the third quarter 2009.  The Company’s net interest margin of 3.53% for the third quarter 2010 reflected an increase of six basis points from the second quarter 2010 and an increase of 39 basis points from the third quarter 2009. The increase in net interest margin in the third quarter 2010, as compared to the second is due mostly to higher loan yields, which contributed to an overall four basis point increase in the yield on earning assets and a three basis point decrease in the cost of funds, particularly a decrease in the cost of time deposits.

Net interest margin increased by 39 basis points in the third quarter 2010, as compared to the same quarter in 2009.  This increase is a result of a $3.1 million favorable rate variance, less a $1.8 million unfavorable volume variance.  The favorable rate variance is primarily attributable to a 29 basis point increase in loan yields in the third quarter 2010 as compared to the same period in 2009, as well as a 68 basis point decline in the overall cost of funds over the same period. Loan yields increased primarily as a result of loans repricing with minimum rates established on loan renewals.  The overall cost of funds declined primarily due to a 126 basis point decrease in time deposit rates resulting from lower renewal rates on such deposits. The unfavorable volume variance is primarily the result of a $275.3 million decline in average loan balances in the third quarter 2010 as compared to the same quarter in 2009.

Net interest income for the first nine months of 2010 increased by $2.5 million to $49.0 million compared to the same period in 2009. This increase was mostly the result of a 24 basis point increase in net interest margin, leading to a $10.8 million favorable rate variance offset by an $8.3 million unfavorable volume variance.  The unfavorable volume variance is due mostly to the $301.8 million decrease in average loan balances. The favorable rate variance results from a 76 basis point decline in the cost of interest-bearing liabilities, partially offset by a 32 basis point decrease in the yield on earning assets.  The decline in the cost of interest-bearing liabilities is due primarily to a 136 basis point drop in the cost of time deposits due to higher cost time deposits maturing and either not being replaced or being replaced with lower cost time deposits. The overall yield on earning assets declined by 32 basis points in 2010 as compared to 2009 due mostly to a change in mix from higher yielding loan assets to lower yielding investments and overnight funds.  Although there was a 30 basis point increase to overall loan yields in 2010 as compared to 2009, there was a $266.4 million increase in average other earning assets including investment securities and overnight funds.  At September 30, 2010, management believes that the Company remains asset sensitive, whereby an increase in rates will have a favorable impact on overall net interest income, especially with greater increases in overall rates.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(In thousands)
Noninterest income:
Customer service and other fees	$2,343	$2,254	$2,281	$6,811	$7,314
Gain (loss) on sale of securities	82	1	(1)	97	(1)
Gain on sale of loans	—	1,196	—	1,196	—
Other	128	274	242	596	734
Total noninterest income	$2,553	$3,725	$2,522	$8,700	$8,047

Noninterest income for the third quarter 2010 was up slightly compared to both the third quarter 2009 and the second quarter 2010, excluding the $1.2 million gain on sale of loans in the second quarter 2010.

For the nine months ended September 30, 2010, noninterest income, excluding the $1.2 million gain on sale of loans, decreased by $0.5 million compared to the same period in 2009.   This decrease is mostly due to lower account analysis fees and other service charges as some customers migrated to lower fee transaction accounts.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,551	$6,472	$6,536	$19,586	$19,987
Occupancy expense	1,890	1,836	1,908	5,616	5,755
Furniture and equipment	850	967	1,103	2,793	3,381
Amortization of intangible assets	1,285	1,300	1,559	3,885	4,722
Other real estate owned	7,836	3,115	1,654	13,700	2,617
Insurance and assessment	1,596	1,825	1,688	5,233	4,924
Professional fees	677	739	516	2,293	2,261
Other general and administrative	2,027	2,165	2,517	6,151	7,012
Total noninterest expense	$22,712	$18,419	$17,481	$59,257	$50,659

The $4.3 million increase in noninterest expense in the third quarter 2010 as compared to the second quarter 2010 is due mostly to a $4.7 million increase in expenses related to other real estate owned, partially offset by a $0.2 million decrease in insurance and assessments.   The increase in other real estate owned expense is due mostly to an increase in write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in insurance and assessments is due mostly to a $0.2 million, or 12.6%, decrease in FDIC insurance costs. It is expected that FDIC insurance costs will further decline in the fourth quarter 2010 and into 2011. All other categories of expense declined or remained relatively flat in the third quarter 2010 as compared to the second quarter 2010.

The $5.2 million increase in noninterest expense in the third quarter 2010 as compared to the same period in 2009 is primarily the result of a $6.2 million increase in other real estate owned expense, partially offset by a $0.5 million decrease in other general and administrative expenses and a $0.3 million decrease in combined occupancy and furniture and equipment expense.

Noninterest expense for the nine months ended September 30, 2010 increased by $8.6 million compared to the same period in 2009 primarily due to an $11.1 million increase in expenses associated with other real estate owned, partially offset by decreases in most other categories of expense.

Preferred Stock Dividend

Effective August 15, 2010, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.4 million.

Balance Sheet

	September 30, 2010	December 31, 2009	% Change	September 30, 2009	% Change
	(Dollars in thousands, except per share amounts)
Total assets	$1,933,146	$2,127,580	(9.1)%	$2,057,378	(6.0)%
Average assets, quarter-to-date	1,962,828	2,117,257	(7.3)%	2,022,679	(3.0)%
Loans, net of unearned discount	1,289,492	1,519,608	(15.1)%	1,587,265	(18.8)%
Total deposits	1,512,479	1,693,290	(10.7)%	1,632,436	(7.3)%

Equity ratio - GAAP	9.60%	9.05%	6.1%	9.51%	0.9%
Tangible equity ratio	8.88%	8.23%	7.9%	8.59%	3.4%

At September 30, 2010, the Company had total assets of $1.9 billion, which represented a $194.4 million decline as compared to December 31, 2009, and a $124.2 million decrease as compared to September 30, 2009.  The decline in assets from December 31, 2009 is mostly due to a $230.1 million decline in loans, net of unearned discount.  This loan decline was due mostly to a $150.7 million decline in commercial loans and a $72.6 million decline in real estate loans.

The decrease in total assets at September 30, 2010 as compared to September 30, 2009 is the result of a decline in total loans, partially offset by an increase in securities available for sale.  Total loans, net of unearned discount, decreased by $297.8 million from September 30, 2009 to September 30, 2010, whereas securities available for sale increased by $188.0 million over the same time period.  The increase in securities is nearly all related to purchases of mortgage-backed government agency or government-sponsored agency securities.

As a result of the decrease in total assets discussed above, the GAAP equity ratio and tangible equity ratio increased at September 30, 2010 as compared to both December 31, 2009 and September 30, 2009.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
	(In thousands)
Loans on real estate:
Residential and commercial	$740,106	$754,019	$760,719	$715,005
Construction	56,624	83,389	105,612	163,074
Equity lines of credit	51,903	51,221	54,852	56,591
Commercial loans	370,281	411,605	521,016	573,562
Agricultural loans	16,088	17,968	18,429	19,428
Lease financing	4,014	4,014	4,011	4,722
Installment loans to individuals	30,303	31,936	36,175	38,704
Overdrafts	627	668	358	768
SBA and other	21,595	21,607	20,997	18,181
	1,291,541	1,376,427	1,522,169	1,590,035
Unearned discount	(2,049)	(2,219)	(2,561)	(2,770)
Loans, net of unearned discount	$1,289,492	$1,374,208	$1,519,608	$1,587,265

Since September 30, 2009, the ratio of construction, land and land development loans to capital has fallen by 52 percentage points to 86% at September 30, 2010.   Similarly, the ratio of commercial real estate loans to capital has fallen by 52 percentage points to 297% at September 30, 2010.  These ratios have now fallen below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
	(In thousands)
Noninterest-bearing deposits	$358,447	$338,169	$366,103	$366,308
Interest-bearing demand	165,000	171,721	171,844	152,914
Money market	340,706	323,331	352,127	319,504
Savings	76,429	75,338	71,816	72,483
Time	571,897	635,712	731,400	721,227
Total deposits	$1,512,479	$1,544,271	$1,693,290	$1,632,436

Noninterest-bearing deposits as a percentage of total deposits increased to 23.7% at September 30, 2010, as compared to 21.6% at December 31, 2009.

Deposits, other than time deposits, increased by $29.4 million, at September 30, 2010 as compared to September 30, 2009 and increased by $32.0 million as compared to June 30, 2010. Time deposits have decreased primarily as a result of management’s efforts to reduce the overall level of higher cost brokered time deposits.

The overall decline in deposits at September 30, 2010 as compared to December 31, 2009 is partly attributable to a decrease in wholesale time deposits, including both brokered deposits as well as internet deposits. Total brokered deposits at September 30, 2010 were $175.8 million, excluding reciprocal deposits through the Certificate of Deposit Account Registry Service (CDARS), as compared to $254.6 million at December 31, 2009. In addition to this $78.8 million decline in brokered deposits, we also experienced a $12.5 million decline in internet time deposits. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits.  It is expected that approximately $48.5 million of internet and brokered deposits will mature and not be replaced in the fourth quarter 2010.

Borrowings were $164.2 million at September 30, 2010 as compared to $164.4 million at both December 31, 2009 and September 30, 2009.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

The Company’s and the subsidiary bank’s capital ratios increased at September 30, 2010 as compared to December 31, 2009 due to a decrease in risk-weighted assets. All of the regulatory capital ratios are above the highest regulatory capital requirement of “well-capitalized” at September 30, 2010.  The Company’s and the subsidiary bank’s actual capital ratios for September 30, 2010 and December 31, 2009 are presented in the table below:

	Ratio at September 30, 2010	Ratio at December 31, 2009	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	15.28%	13.80%	8.00%	N/A
Guaranty Bank and Trust Company	14.33%	12.82%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.86%	9.43%	4.00%	N/A
Guaranty Bank and Trust Company	13.06%	11.55%	4.00%	6.00%
Leverage Ratio:
Consolidated	7.71%	7.89%	4.00%	N/A
Guaranty Bank and Trust Company	10.22%	9.66%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At September 30, 2010, approximately $22.8 million of the subsidiary bank’s allowance for loan losses were disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.47% of the subsidiary bank’s risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
	(Dollars in thousands)

Nonaccrual loans, not restructured	$65,921	$64,339	$70,500	$59,584	$81,035
Other nonperforming loans	4,420	1,065	558	123	150
Total nonperforming loans (NPLs)	$70,341	$65,404	$71,058	$59,707	$81,185
Other real estate owned and foreclosed assets	45,700	30,298	30,918	37,192	32,246
Total nonperforming assets (NPAs)	$116,041	$95,702	$101,976	$96,899	$113,431

Accruing loans past due 90 days or more (1)	$4,420	$1,065	$558	$123	$9,140
Accruing loans past due 30-89 days (1)	$21,876	$33,050	$21,956	$21,709	$52,443
Allowance for loan losses	$41,898	$46,866	$52,015	$51,991	$49,038

Selected ratios:
NPLs to loans, net of unearned discount	5.45%	4.76%	4.95%	3.93%	5.11%
NPAs to total assets	6.00%	4.82%	5.02%	4.55%	5.51%
Allowance for loan losses to NPAs	36.11%	48.97%	51.01%	53.65%	43.23%
Allowance for loan losses to NPLs	59.56%	71.66%	73.20%	87.08%	60.40%
Allowance for loan losses to loans, net of unearned discount	3.25%	3.41%	3.62%	3.42%	3.09%
Loans 30-89 days past due to loans, net of unearned discount	1.70%	2.40%	1.53%	1.43%	3.30%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

The types of nonperforming loans (excluding loans held for sale) as of September 30, 2010 and June 30, 2010 are as follows:

	Nonperforming Loans
	September 30, 2010			June 30, 2010
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$7,949	11.3%	$718	$23,797	36.4%	$517
Other Residential Loans	4,814	6.8%	492	3,647	5.6%	676
Commercial and Industrial Loans	12,641	18.0%	1,784	10,710	16.4%	1,802
Commercial Real Estate	44,887	63.8%	541	26,958	41.2%	717
Other	50	0.1%	4	292	0.4%	4
Total	$70,341	100.0%	$3,539	$65,404	100.0%	$3,716

The types of loans included in the accruing loans past due 30-89 days as of September 30, 2010 and June 30, 2010 are as follows:

	Accruing loans past due 30-89 days
	September 30, 2010		June 30, 2010
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$3,761	17.2%	$483	1.5%
Other Residential Loans	1,602	7.3%	1,219	3.7%
Commercial and Industrial Loans	3,557	16.3%	2,758	8.3%
Commercial Real Estate	12,168	55.6%	27,290	82.6%
Other	788	3.6%	1,300	3.9%
Total	$21,876	100.0%	$33,050	100.0%

Both the increase in nonperforming loans at September 30, 2010 as compared to June 30, 2010, as well as the decrease in accruing loans past due 30-89 days are primarily the result of a single loan of $18.9 million, net of a $5.0 million charge-off, being added to nonaccrual status in September 2010.  Of the $4.4 million in accruing loans past due 90 days or more at September 30, 2010, $2.5 million represented a single loan that was subsequently renewed and is current as of October 27, 2010.

The increase in other real estate owned at September 30, 2010 as compared to June 30, 2010, is primarily attributable to two properties of $17.6 million and $4.2 million, being added in August 2010.  It is anticipated that both of these newly added other real estate owned properties will be sold in the fourth quarter 2010 based on signed letters of intent. The majority of write-downs on other real estate owned during the third quarter 2010 were related to valuation adjustments on two large land parcels in order to facilitate their ultimate disposition.

Although overall nonperforming assets increased at September 30, 2010 as compared to June 30, 2010, the level of classified loans declined by over $27.5 million over the same period.  This decline in classified assets, combined with a 48% decline in the dollar amount of watch list loans over the past twelve months should indicate the potential for fewer new nonperforming credits over the next several quarters.

Net charge-offs in the third quarter 2010 were $7.5 million, including the $5.0 million charge-off described above, as compared to $14.0 million in the same quarter last year and $13.5 million in the second quarter 2010.

The general component of the allowance for loan losses at September 30, 2010 is $38.4 million, or 91.6% of the entire allowance for loan losses, as compared to $43.2 million, or 92.1% of the allowance for loan losses at the end of the previous quarter.

The Company recorded a provision for loan losses in the third quarter 2010 of $2.5 million, as compared to $8.4 million in the second quarter 2010 and $20.0 million in the third quarter 2009.  The reduction in the provision for loan losses was the result of a decrease in loans outstanding, a reduction in classified assets and the migration of higher charge-off quarters out of the historical loss calculation, partially offset by charge-offs during the quarter.

Shares Outstanding

As of September 30, 2010, the Company had 53,537,911 shares of common stock outstanding, including 1,989,017 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan. In addition, the Company had 64,579 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value after giving effect to conversion of preferred stock, and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	September 30, 2010	December 31, 2009	September 30, 2009
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$185,594	$192,638	$195,670
Less: Preferred share liquidation preference	(64,579)	(60,434)	(59,053)
Stockholders’ equity attributable to common shares	121,015	132,204	136,617
Less: Intangible assets	(15,337)	(19,222)	(20,778)
Tangible common equity	$105,678	$112,982	$115,839

Number of common shares outstanding and to be issued	53,694,478	52,952,703	52,531,840

Book value per common share	$2.25	$2.50	$2.60
Tangible book value per common share	$1.97	$2.13	$2.21

Total Stockholders’ equity	$185,594	$192,638	$195,670
Less: Intangible assets	(15,337)	(19,222)	(20,778)
Tangible common equity (after giving effect to conversion of preferred stock)	$170,257	$173,416	$174,892

Number of shares of preferred stock outstanding	64,579	60,434	59,053
Number of shares of common stock to be issued upon conversion of preferred stock	35,877,222	33,574,444	32,807,222
Total number of shares of common stock outstanding and to be issued (after giving effect to conversion of preferred stock)	89,571,700	86,527,147	85,339,062

Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.90	$2.00	$2.05

Tangible Equity Ratio

	September 30, 2010	December 31, 2009	September 30, 2009
	(Dollars in thousands, except per share amounts)

Total stockholders’ equity	$185,594	$192,638	$195,670
Less: Intangible assets	(15,337)	(19,222)	(20,778)
Tangible equity	$170,257	$173,416	$174,892

Total assets	$1,933,146	$2,127,580	$2,057,378
Less: Intangible assets	(15,337)	(19,222)	(20,778)
Tangible assets	$1,917,809	$2,108,358	$2,036,600

Equity ratio — GAAP (Total stockholders’ equity / total assets)	9.60%	9.05%	9.51%
Tangible equity ratio (Tangible equity / tangible assets	8.88%	8.23%	8.59%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30, 2010	December 31, 2009	September 30, 2009
	(In thousands)
Assets
Cash and due from banks	$109,770	$234,483	$148,194

Securities available for sale, at fair value	370,555	221,134	182,573
Securities held to maturity	13,346	9,942	10,377
Bank stocks, at cost	17,230	17,160	16,347
Total investments	401,131	248,236	209,297

Loans, net of unearned discount	1,289,492	1,519,608	1,587,265
Less allowance for loan losses	(41,898)	(51,991)	(49,038)
Net loans	1,247,594	1,467,617	1,538,227

Loans held for sale	—	9,862	5,500
Premises and equipment, net	58,044	60,267	61,110
Other real estate owned and foreclosed assets	45,700	37,192	32,246
Other intangible assets, net	15,337	19,222	20,778
Other assets	55,570	50,701	42,026
Total assets	$1,933,146	$2,127,580	$2,057,378

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$358,447	$366,103	$366,308
Interest-bearing demand	505,706	523,971	472,418
Savings	76,429	71,816	72,483
Time	571,897	731,400	721,227
Total deposits	1,512,479	1,693,290	1,632,436
Securities sold under agreements to repurchase and federal funds purchased	17,951	22,990	12,424
Borrowings	164,242	164,364	164,420
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	11,641	13,059	11,189
Total liabilities	1,747,552	1,934,942	1,861,708

Stockholders’ equity:
Preferred stock and Additional paid-in capital — Preferred stock	63,372	59,227	57,883
Common stock and Additional paid-in capital — Common stock	619,240	618,408	618,011
Shares to be issued for deferred compensation obligations	237	199	156
Accumulated deficit	(396,976)	(382,599)	(379,325)
Accumulated other comprehensive income (loss)	2,209	(143)	1,387
Treasury Stock	(102,488)	(102,454)	(102,442)
Total stockholders’ equity	185,594	192,638	195,670
Total liabilities and stockholders’ equity	$1,933,146	$2,127,580	$2,057,378

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$19,012	$21,710	$59,245	$67,994
Investment securities:
Taxable	1,966	751	5,097	2,067
Tax-exempt	682	763	2,106	2,295
Dividends	185	184	552	670
Federal funds sold and other	77	61	296	78
Total interest income	21,922	23,469	67,296	73,104
Interest expense:
Deposits	3,688	6,581	12,395	20,616
Securities sold under agreement to repurchase and federal funds purchased	26	29	102	98
Borrowings	1,329	1,323	3,944	3,956
Subordinated debentures	683	625	1,894	1,945
Total interest expense	5,726	8,558	18,335	26,615
Net interest income	16,196	14,911	48,961	46,489
Provision for loan losses	2,500	20,000	14,900	41,110
Net interest income, after provision for loan losses	13,696	(5,089)	34,061	5,379
Noninterest income:
Customer service and other fees	2,343	2,281	6,811	7,314
Gain (loss) on sale of securities	82	(1)	97	(1)
Gain on sale of loans	—	—	1,196	—
Other	128	242	596	734
Total noninterest income	2,553	2,522	8,700	8,047
Noninterest expense:
Salaries and employee benefits	6,551	6,536	19,586	19,987
Occupancy expense	1,890	1,908	5,616	5,755
Furniture and equipment	850	1,103	2,793	3,381
Amortization of intangible assets	1,285	1,559	3,885	4,722
Other real estate owned, net	7,836	1,654	13,700	2,617
Insurance and assessments	1,596	1,688	5,233	4,924
Professional fees	677	516	2,293	2,261
Other general and administrative	2,027	2,517	6,151	7,012
Total noninterest expense	22,712	17,481	59,257	50,659
Loss before income taxes	(6,463)	(20,048)	(16,496)	(37,233)
Income tax expense (benefit)	(2,456)	(3,147)	(6,290)	(9,911)
Net income (loss)	(4,007)	(16,901)	(10,206)	(27,322)
Preferred stock dividends	(1,421)	—	(4,171)	—
Net loss applicable to common stockholders	$(5,428)	$(16,901)	$(14,377)	$(27,322)

Loss per common share—basic:	$(0.11)	$(0.33)	$(0.28)	$(0.53)
Loss per common share—diluted:	(0.11)	(0.33)	(0.28)	(0.53)

Weighted average common shares outstanding-basic	51,698,129	51,416,909	51,655,592	51,347,916
Weighted average common shares outstanding-diluted	51,698,129	51,416,909	51,655,592	51,347,916

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30, 2010	December 31, 2009	September 30, 2009	September 30, 2010	September 30, 2009
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,351,752	$1,578,761	$1,627,066	$1,420,534	$1,722,321
Securities	345,650	228,608	153,657	292,913	142,353
Other earning assets	122,658	176,049	101,585	157,943	42,133
Average earning assets	1,820,060	1,983,418	1,882,308	1,871,390	1,906,807
Other assets	142,768	133,839	140,371	137,991	126,262

Total average assets	$1,962,828	$2,117,257	$2,022,679	$2,009,381	$2,033,069

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$347,288	$363,177	$345,831	$350,777	$395,827
Interest-bearing deposits	1,181,290	1,320,410	1,259,751	1,226,826	1,230,152
Average deposits	1,528,578	1,683,587	1,605,582	1,577,603	1,625,979
Other interest-bearing liabilities	223,047	223,835	218,491	223,773	223,659
Other liabilities	20,543	11,979	12,120	15,926	11,573
Total average liabilities	1,772,168	1,919,401	1,836,193	1,817,302	1,861,211
Average stockholders’ equity	190,660	197,856	186,486	192,079	171,858
Total average liabilities and stockholders’ equity	$1,962,828	$2,117,257	$2,022,679	$2,009,381	$2,033,069

GUARANTY BANCORP
Unaudited Credit Quality Measures

	Quarter Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$65,921	$64,339	$70,500	$59,584	$81,035
Other nonperforming loans	4,420	1,065	558	123	150
Total nonperforming loans	$70,341	$65,404	$71,058	$59,707	$81,185
Other real estate owned and foreclosed assets	45,700	30,298	30,918	37,192	32,246
Total nonperforming assets	$116,041	$95,702	$101,976	$96,899	$113,431

Impaired loans	$70,341	$65,404	$71,058	$59,707	$81,185
Allocated allowance for loan losses	(3,539)	(3,716)	(10,802)	(6,603)	(7,515)
Net investment in impaired loans	$66,802	$61,688	$60,256	$53,104	$73,670

Accruing loans past due 90 days or more	$4,420	$1,065	$558	$123	$9,140

Accruing loans past due 30-89 days	$21,876	$33,050	$21,956	$21,709	$52,443

Charged-off loans	$7,953	$13,918	$4,271	$7,618	$14,618
Recoveries	(485)	(369)	(295)	(566)	(615)
Net charge-offs	$7,468	$13,549	$3,976	$7,052	$14,003

Provision for loan loss	$2,500	$8,400	$4,000	$10,005	$20,000

Allowance for loan losses	$41,898	$46,866	$52,015	$51,991	$49,038

Allowance for loan losses to loans, net of unearned discount	3.25%	3.41%	3.62%	3.42%	3.09%
Allowance for loan losses to nonaccrual loans	63.56%	72.84%	73.78%	87.26%	60.51%
Allowance for loan losses to nonperforming assets	36.11%	48.97%	51.01%	53.65%	43.23%
Allowance for loan losses to nonperforming loans	59.56%	71.66%	73.20%	87.08%	60.40%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	8.69%	6.81%	6.96%	6.22%	7.00%
Nonperforming assets to total assets	6.00%	4.82%	5.02%	4.55%	5.51%
Nonaccrual loans to loans, net of unearned discount	5.11%	4.68%	4.91%	3.92%	5.11%
Nonperforming loans to loans, net of unearned discount	5.45%	4.76%	4.95%	3.93%	5.11%
Annualized net charge-offs to average loans	2.19%	3.83%	1.08%	1.77%	3.42%